Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form 8-K of Smith Micro Software, Inc. and Subsidiaries of our report dated March 10, 2017, except for Notes 1, 4 , 6, 11, 14, and 16 in relation to the retrospective adjustments from the effects of the early adoption of Accounting Standards Update 2017-11 as to which the date is December 28, 2017, relating to the consolidated financial statements and the financial statement schedule of Smith Micro Software, Inc. and Subsidiaries for the year ended December 31, 2016, appearing in the Form 8-K of Smith Micro Software, Inc. and Subsidiaries.

SingerLewak LLP

Los Angeles, California

December 28, 2017